Exhibit 3
March 6, 2008
The Bank of New York
101 Barclay Street
New York, NY 10286
Dear Sirs:
Galapagos NV
4,000,000 American Depositary Shares
representing 4,000,000 Shares
     We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”), 4,000,000 American Depositary Shares (the “ADSs”) to be issued under the Deposit Agreement, by and among The Bank of New York, as Depositary, Galapagos NV, a company incorporated under the laws of Belgium (the “Company”), and the Owners (as defined in the Deposit Agreement) and holders from time to time of ADSs issued thereunder, a draft copy of which is being filed as Exhibit (1) to the Registration Statement (the “Deposit Agreement”). Each ADS will represent, subject to the terms and conditions of the Deposit Agreement and the American Depositary Receipt (“ADR”) representing such ADS, one (1) ordinary share of the Company (the “Shares”).
     Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressee hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.
     Assuming that, at the time of their issuance, the Registration Statement will have been declared effective by the SEC, the Deposit Agreement will have been duly executed and delivered,

The Bank of New York

and the Shares will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Owners to the rights specified in the Deposit Agreement and the ADR(s) evidencing the ADS(s).
     This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (3) to the Registration Statement.
Yours faithfully,
/s/ Clifford Chance US LLP
Clifford Chance US LLP